SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Materials Under Rule 14a-12

          Prometheus Income Partners, a California limited partnership

                (Name of Registrant as Specified in Its Charter)

                            Everest Investors 12, LLC
                           Everest Properties II, LLC
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box)
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transactions applies:
    ...........................................................................
    (2) Aggregate number of securities to which transactions applies:
    ...........................................................................
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.
    ...........................................................................
    (4) Proposed maximum aggregate value of transaction:
    ...........................................................................
    (5) Total fee paid:
    ...........................................................................
    [ ] Fee paid previously with preliminary materials:
    ...........................................................................

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
    (1) Amount previously paid:
    (2) Form, Schedule or Registration Statement no.:
    (3) Filing Party:
    (4) Date Filed:

Everest
199 S. Los Robles Ave., Suite 440
Pasadena, CA  91101
Tel: (626) 585-5920
Fax: (626) 585-5929

                                                                    July 2, 2002



TO THE LIMITED PARTNERS OF
PROMETHEUS INCOME PARTNERS

         RE:   Solicitation Statement


Dear Fellow Limited Partner:

     Everest Investors 12, LLC, and Everest Properties II, LLC, each a California limited liability company (collectively, "Everest"), are each a limited partner of Prometheus Income Partners, a California limited partnership (the "Partnership"). Everest will soon be sending you a proxy statement asking you to give Everest your proxy to vote your limited partnership units at the meeting of the limited partners of the Partnership at 10:00 a.m., local time, on July 24, 2002, at Villa Hotel, 4000 South El Camino Real, San Mateo, California 94403.

     EVEREST STRONGLY RECOMMENDS THAT YOU VOTE AGAINST THE PROPOSALS BY THE GENERAL PARTNER, and will seek your proxy to do so on your behalf, for the following reasons:

     -On June 24, 2002, the Partnership received a superior offer for the Partnership's assets, from a well-qualified and credible purchaser. Aspen Square Management, Inc. ("Aspen") has offered $54,500,000 for the Partnership's properties (the "Superior Offer"), $1,300,000 more than the deal offered by the general partner's affiliate (the "General Partner's Offer"). Also, the Superior Offer includes no brokerage commission or disposition fee for the Partnership, which eliminates $1,600,000 of selling expenses. The Superior Offer is effectively $2,900,000 higher than the General Partner's Offer. Please see the enclosed copy of Aspen's offer.

     -Limited partners should receive about $152 per Unit more from the Superior Offer than they would receive from the General Partner's Offer. Everest estimates that, if the properties were sold pursuant to the Superior Offer, limited partners would receive approximately $1,888 per unit of limited partnership interest ("Unit"), which is $152 per unit more than the expected proceeds of the General Partner's Offer.

     -The Superior Offer was made by a party that is not affiliated with the Partnership, its general partner, or Everest. Limited partners can be more confident that the Partnership is receiving the full, fair market value for the Partnership's properties. The general partner would be free to negotiate and close a sale pursuant to the Superior Offer without the conflicts of interest it has with the General Partner's Offer, and therefore should better represent the interests of the Partnership and your interests as a limited partner. The conditions of the Superior Offer are minimal and the time-frame for completion of the sale pursuant to the Superior Offer is comparable to the General Partner's Offer.

     -The General Partner's Offer would divert to the general partner equity that belongs to the limited partners. The General Partner's Offer assumes that the Partnership's debt does not change after March 31, 2002, while in reality the Partnership continues to make mortgage payments, including payments of principal that increase the Partnership's equity in its properties, and generate cash flow. Pursuant to the General Partner's Offer, the benefit of such principal payments and net cash flow goes to the general partner's affiliated purchaser; while under the Superior Offer, the benefit of such increased equity and net cash flow goes to the limited partners.

     There  are  other  investment   considerations   which  should  be  weighed
carefully. You will receive from Everest a Proxy Solicitation Statement containing more information concerning Everest's solicitation, the reasons for Everest's recommendations, and other considerations. Please see the Appendix for more information about the parties making this solicitation.

     LIMITED PARTNERS ARE ADVISED TO READ EVEREST'S PROXY SOLICITATION STATEMENT AND THE GENERAL PARTNER'S PROXY STATEMENT CAREFULLY. The Proxy Statement of Prometheus Development Co., Inc., the general partner of the Partnership, is available for free from the website of the Securities and Exchange Commission: www.sec.gov (select "Filings and Forms (EDGAR)" from the home page and follow instructions to search for "Prometheus Income Partners"). This solicitation, and, when filed, Everest's Proxy Solicitation Statement and any other additional soliciting materials will also be available for free at the same website.

     There is no benefit to voting early, so if you have not yet voted, please wait to make your decision until you receive our proxy solicitation statement. IF YOU HAVE ALREADY VOTED, YOU CAN CHANGE YOUR VOTE AS SPECIFIED IN THE GENERAL PARTNER'S PROXY STATEMENT. In addition, you will be able to change your vote by giving your proxy to Everest when you receive our complete Proxy Solicitation Statement with a proxy form.

                                   Sincerely,

                                   EVEREST PROPERTIES II, LLC

                                    APPENDIX

                         INFORMATION CONCERNING EVEREST

     This Solicitation is being made by Everest Investors 12, LLC ("Everest Investors 12"), and Everest Properties II, LLC ("Everest Properties"), each a California limited liability company. Everest Investors 12 owns 645 Units and Everest Properties owns 304 Units of the Partnership (collectively, 5% of the outstanding Units). They intend to vote their Units against the general partner's proposals.

     Everest Investors 12 was formed in 1999 for the purpose of investing in limited partnerships similar to the Partnership, and is managed by Everest Properties, which manages all of the business affairs of Everest Investors 12. Everest Properties was formed in 1996 and manages investments in real estate, cable and equipment leasing limited partnerships, and conducts other investment banking activities regarding real estate. The principal office of Everest
Properties is 199 South Los Robles Avenue, Suite 440, Pasadena, CA 91101; telephone (626) 585-5920.

     The management of Everest Properties has significant experience in the real estate industry and with limited partnerships like the Partnership. Below are resumes for the members of the executive management of Everest Properties.

     W. Robert Kohorst. Mr. Kohorst is the President of Everest Properties and its affiliates. He is a lawyer by profession. From 1984 through 1990, Mr. Kohorst was the President of the Private Placement Group for Public Storage, Inc., a national real estate syndicator. Mr. Kohorst's responsibilities included all structuring, marketing, investor services and accounting services for private placement syndications for Public Storage, Inc., and its affiliates. Upon leaving Public Storage, Inc. in 1990, Mr. Kohorst was the Chief Executive Officer and principal of two businesses, Tiger Shark Golf, Inc., a golf equipment manufacturer, and Masquerade International, Inc., a manufacturer of costumes. In 1991 Mr. Kohorst co-founded KH Financial, Inc., which has been engaged in the acquisition of general partner interests, real estate companies and related assets. Mr. Kohorst has been the President of KH Financial, Inc. from its inception to the present. Mr. Kohorst holds a Juris Doctor from the University of Michigan and a Bachelor of Science degree in accounting from the University of Dayton.

     David I. Lesser. Mr. Lesser is the Executive Vice President of Everest Properties. He is a lawyer by profession. From 1979 through 1986, Mr. Lesser practiced corporate and real estate law with Kadison, Pfaelzer, Woodard, Quinn & Rossi and Johnsen, Manfredi & Thorpe, two prominent Los Angeles law firms. From 1986 through 1995, Mr. Lesser was a principal and member of Feder, Goodman & Schwartz and its predecessor firm, co-managing the firm's corporate and real estate practice. Between 1990 and 1992, Mr. Lesser was counsel to Howard, Rice, Nemerovski, Robertson, Canady & Falk. Mr. Lesser is also a Vice President of KH Financial, Inc. Mr. Lesser holds a Juris Doctor from Columbia University and a Bachelor of Arts degree from the University of Rochester.

     Christopher K. Davis. Mr. Davis is a Vice President and the General Counsel of Everest Properties. He is a lawyer by profession. From 1991 to 1995, he practiced securities and corporate law with Gibson, Dunn & Crutcher, a prominent national law firm headquartered in Los Angeles. From 1995 through 1997, he served as Senior Staff Counsel and then Director of Corporate Legal of Pinkerton's, Inc., a worldwide provider of security, investigation and related services. At Pinkerton, Mr. Davis was responsible for directing the corporate legal section of the legal department. Mr. Davis holds a Juris Doctor from Harvard Law School and a Bachelor of Science degree in Business Administration from the University of California, Berkeley.

     Peter J. Wilkinson. Mr. Wilkinson is a Vice President and the Chief Financial Officer of Everest Properties. He is an accountant by profession. From 1981 through 1987, he worked for Deloitte Haskins and Sells and Coopers and Lybrand in London and Sydney in their audit divisions, gaining significant experience in a variety of industry segments. From 1987 to 1990, he was the company secretary and controller of Gresham Partners, an Australian investment bank where, in addition to being responsible for all financial, tax and administrative matters, he was involved with analyzing leveraged buyout, property finance and business acquisitions. Mr. Wilkinson joined BankAmerica in the United States and from 1991 to 1996 held a number of positions, culminating in being the Division Finance Officer for the Corporate Trust and Mortgage and Asset Backed divisions. In this capacity, he was responsible for presentation of all financial information and financial due diligence during their divestiture. Mr. Wilkinson holds a Bachelor of Science degree from Nottingham University and is an English chartered accountant.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.







                           EVEREST PROPERTIES II, LLC
                     199 South Los Robles Avenue, Suite 440
                           Pasadena, California 91101

                                 (626) 585-5920

Aspen Square Management, Inc.
380 Union Street, Suite 300
West Springfield, Massachusetts, 01089
Phone: 413-781-0712
Fax: 413-789-9207




June 24, 2002


Sanford Diller
Prometheus Income Partners
350 Bridge Parkway
Redwood City, CA 94065

Dear Sanford:

Our company, Aspen Square Management, owns and operates over 20,000 rental units nationwide, including 3,500 apartments in California. We are interested in acquiring your Timberleaf and Alderwood apartment properties in Santa Clara. We are aware that you have submitted a preliminary proxy bid, whereby you intend to merge the Prometheus Income Partners Partnership into another entity. Our enclosed offer, which is a principal-to-principal offer, allows the limited partners of the partnership to realize higher net sale proceeds than they would under your proposed merger.

Our enclosed offer, for $54,500,000, is $1,300,000 higher than the gross price provided under the proposed merger. Additionally, our enclosed offer is a brokerage commission free, principal-to-principal offer, and does not include any GP disposition fees. These adjustments provide for a 1.6 million reduction in the expenses associated with the sale of the properties, compared to your proposal. This savings flows directly to the partners of the limited partnership. The combined effect of our higher gross, lower sales expense offer results in net proceeds to the selling partners that are close to three million dollars higher than that which would be netted under your existing merger proposal.

This offer is structured as an all cash transaction, where we will take a credit for any mortgage prepayment/payoff costs. We anticipate these costs to be in line with the 3.3 million dollar figure used in your merger calculations. We reserve the right, however, to assume the existing financing. Either way, our firm maintains the liquid funds to purchase these properties with no financing contingencies other than the possible loan assumption. Earlier this year, we acquired the California and Arizona multi-family assets of a REIT for 107 million dollars. This transaction required over $35 million of our own cash, along with the assumption of over 70 million dollars of existing debt. In the past 18 months, we have expended over $250 million for apartment acquisitions.

We are familiar with the operating history of Timberleaf and Alderwood, and our enclosed offer recognizes the recently reduced rents and net operating income at the properties. We have personally visited the properties in 2002, and we are extremely familiar with the Santa Clara apartment market.

We ask only for a reasonable due diligence period to perform a final inspection of the properties and review your latest operating statements. As a private, vertically integrated company, we anticipate that we could complete our due diligence review within fifteen business days. Our offer recognizes the fact that the properties have serious exterior siding issues, and we are content to accept the money escrowed for repair of the siding and perform or oversee any necessary repairs ourselves. With respect to the siding issues, we are willing to match the terms of your proposed merger.

Our firm has a fifty-year history as apartment owners, and we have never defaulted on a loan nor even missed a single mortgage payment during this time. This outstanding credit history contributed to a swift and satisfactory loan assumption on our recent $107 million REIT asset acquisition. We are willing to provide references to this recent transaction, as well as a more comprehensive list of references of companies with whom we have transacted business over the years.

Also enclosed please find a summary financial statement for Harold Grinspoon, founder and owner of Aspen Square Management As you will see, Harold has not only an extensive net worth of several hundred million dollars, but maintains substantial cash reserves from which we can immediately draw and purchase Timberleaf and Alderwood. We have also enclosed a list of financial references that we urge you to contact to confirm our financial credibility, history, and ability to perform on this transaction.

In summary, our offer represents a bona-fide offer from a well-capitalized firm with a tremendous track record of similar apartment acquisitions nationwide, including recent acquisitions in California. This offer essentially mirrors most of the terms of your proposal. However, by increasing the gross purchase price and reducing certain costs associated with your merger proposal, our enclosed offer yields a significantly higher net return to the limited partners whom you represent.

We will  contact your office by telephone to confirm your receipt of this offer,
and  to  clarify  any  aspects  of  this  offer  that  you  feel  need   further
illumination.

Yours truly,


/s/ John R. Mnich
John R. Mnich
Director of Acquisitions
Aspen Square Management

Cc:    Dave Johnson
       Bob Kohorst

Aspen Square Management, Inc.
380 Union Street, Suite 300
West Springfield, Massachusetts, 01089
Phone: 413-781-0712
Fax: 413-789-9207




June 24, 2002


Sanford Diller
Prometheus Income Partners
3500 Bridge Parkway
Redwood City, CA 94065


Dear Sanford:

Reference is made to the real estate located at 2147 Newhall Street, Santa Clara, California, and the real estate located at 900 Pepper Tree Lane, Santa
Clara, California, which respectively consist of 124 units commonly known as Timberleaf Apartments, and 234 units commonly known as Alderwood Apartments. For all parcels of real estate, 358 apartments, personal property and other improvements we are willing to pay Fifty-Four Million Five Hundred Thousand Dollars ($54,500,000). We are willing to structure this transaction as either an all-cash transaction, which we would pay from our existing cash reserves, or as a cash to the mortgage transaction, whereby we would assume the existing loan of approximately $25,500,000 and contribute the required equity amount of $29,000,000 from our existing cash reserves. Buyer shall be credited $3.389 million dollars for any potential mortgage prepayment/payoff costs associated with this transaction.

This offer is made on a principal-to-principal basis, there are no real estate brokers who have acted as a procuring cause of this sale on our behalf, and thus this offer would be net of any real estate brokerage commissions.

Our offer is subject to the negotiation of a mutually agreeable Purchase and Sale Agreement. Buyer shall have fifteen (15) business days to complete its due diligence, and closing will occur within thirty (30) days from the end of the due diligence period, or within fifteen (15) days from final notice of loan assumption approval from the lender, whichever is later. Upon expiration of the due diligence period, we are willing to submit an earnest money deposit of three million dollars. This deposit shall be non-refundable, except that in the event we attempt to assume the loan and are denied, we will have the option of proceeding immediately with the purchase on an all-cash basis or receiving a refund of our deposit.

Until such time as said agreement has been executed, this letter shall create no legal liabilities for either party. This offer will become null and void and expire on Monday, July 1,2002.

Please sign the enclosed copy of this letter indicating your agreement to the provisions contained herein and return the signed copy to the attention of Fred Anthony or myself, John Mnich, here at Aspen Square Management. We look forward to working with you to complete this transaction.



Sincerely,


/s/ John Mnich
-------------------------------              -----------------------------------
Buyer: Aspen Square Management, Inc.         Seller: Prometheus Income Partners
By: John Mnich                               By: Sanford Diller
Its: Vice President                          Its: General Partner
     & Acquisitions Director